777 Old Saw Mill River Road
Tarrytown, New York 10591-6707

November   , 2004

Dear Fellow Shareholder:

It is my pleasure to invite you to attend a Special Meeting of Shareholders of Regeneron Pharmaceuticals, Inc. to be held on                         , December   , 2004 at 10:30 in the morning at the Westchester Marriott Hotel, 670 White Plains Road, Tarrytown, New York 10591.

The Notice of Special Meeting and proxy statement in this mailing describes an option exchange program and related amendment to our 2000 Long-Term Incentive Plan expressly authorizing the program. Your Board of Directors recommends that you vote in favor of the amendment expressly authorizing the option exchange program.

Your vote is important. Whether or not you plan to attend the Special Meeting, you can cast your vote by completing the accompanying proxy and returning it in the enclosed prepaid envelope. If you attend the Special Meeting, you may vote in person if you wish, even if you previously returned your proxy.

I look forward to seeing you on December   , 2004.

Sincerely,

P. Roy Vagelos, M.D.
Chairman of the Board of Directors

REGENERON PHARMACEUTICALS, INC.
777 Old Saw Mill River Road
Tarrytown, New York 10591

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

The Special Meeting of Shareholders of Regeneron Pharmaceuticals, Inc., a New York corporation, will be held on                         , December   , 2004, commencing at 10:30 a.m., at the Westchester Marriot Hotel, 670 White Plains Road, Tarrytown, New York, for the following purposes:

(1)	to amend the 2000 Long-Term Incentive Plan to expressly authorize the Option Exchange Program described in this proxy statement; and

(2)	to act upon such other matters as may properly come before the meeting and any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on November 18, 2004 as the record date for determining shareholders entitled to notice of, and to vote at, the meeting and at any adjournment or postponement thereof.

As Authorized by the Board of Directors,

Stuart Kolinski
Vice President, General Counsel and Secretary

November , 2004

IMPORTANT

Your vote is important. Whether or not you plan to attend the Special Meeting, please complete, sign, and date the accompanying proxy card and return it promptly in the enclosed postage-prepaid envelope. If you attend the Special Meeting, you may vote in person if you wish, even if you have previously returned your proxy.

*  * * * *

Additional Information About the Option Exchange Program and Where to Find It

This proxy statement does not constitute an offer to holders of options to exchange their options pursuant to the Option Exchange Program and the Offer to Exchange described in this proxy statement. At the time the Offer to Exchange is commenced, we will provide eligible employees with written materials explaining the precise terms, conditions and timing of, and procedures for accepting, such offer, and will file those materials with the Securities and Exchange Commission. Eligible employees should carefully read those materials, when they become available, because they will contain important information about the Option Exchange Program. These materials, when they are filed with the Securities and Exchange Commission, will be, and other materials filed by Regeneron Pharmaceuticals, Inc. with the Securities and Exchange Commission are, available free of charge at www.sec.gov and on our internet website (www.regeneron.com) or by contacting our Investor Relations Department at 777 Old Saw Mill River Road, Tarrytown, New York 10591.

REGENERON PHARMACEUTICALS, INC.
777 Old Saw Mill River Road
Tarrytown, New York 10591

November   , 2004

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE SPECIAL MEETING

Why are you receiving these proxy materials?

We are providing these proxy materials to you because Regeneron’s Board of Directors is asking (technically called soliciting) holders of the Company’s Common Stock and Class A Stock to provide proxies to be voted at our Special Meeting of Shareholders. The Special Meeting is scheduled for December , 2004, commencing at 10:30 a.m., at the Westchester Marriott Hotel, 670 White Plains Road, Tarrytown, New York 10591, and your proxy will be used at the Special Meeting or at any adjournment or postponement of the meeting.

Who is entitled to vote at the Special Meeting?

Only shareholders of record at the close of business on the record date, November 18, 2004, are entitled to vote at the Special Meeting shares of Common Stock and/or Class A Stock held on that date. As of November 18, 2004,          shares of Common Stock and          shares of Class A Stock were issued and outstanding. The Common Stock and the Class A Stock vote together on all matters as a single class, with the Common Stock being entitled to one vote per share and the Class A Stock being entitled to ten votes per share.

What are you being asked to vote on?

We are asking you to vote to approve an amendment to the Company’s 2000 Long-Term Incentive Plan (the “2000 Plan”) expressly authorizing the option exchange program described in this proxy statement (the “Option Exchange Program”). The text of the proposed amendment is set forth as Appendix A to this proxy statement.

How can you vote?

You may vote in person at the Special Meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

If you sign and return your proxy card to us in time for it to be voted at the Special Meeting, one of the individuals named as your proxy, each of whom is a director of the Company, will vote your shares as you have directed on the proxy card. If you sign and timely return your proxy card but no indication is given as to how to vote your shares as to the proposal, your shares will be voted FOR the proposal. If any other matter properly comes before the Special Meeting, the persons named in the proxy card will use their discretion as to how to vote the shares.

If you plan to attend the Special Meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must obtain from your nominee and bring to the Special Meeting a “legal proxy” authorizing you to vote your “street name” shares held as of the record date.

How do you vote by proxy?

You may vote by proxy by completing, signing, dating and returning your proxy card in the enclosed envelope. If your shares are held in “street name” through a broker, bank or other nominee, you must provide written instructions on how to vote your shares. In that case, as noted below under “What vote is required to approve the proposal?”, if you do not properly provide such instructions how to vote your shares, your shares will not be voted on the proposal. To ensure that your instructions are received in a timely manner, you should promptly complete, sign and send in the envelope enclosed with this proxy statement the voting instruction form which is also enclosed. You may also wish to check the voting form used by the firm that holds your shares to see if it offers telephone or internet voting.

Can you change your vote or revoke your proxy?

Yes. You may change your vote or revoke your proxy at any time before the proxy is exercised. If you submitted your proxy by mail, you must (i) file with the Secretary of the Company or other designee of the Company, at or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy you previously submitted or (ii) duly execute a later dated proxy relating to the same shares and deliver it to the Secretary of the Company or other designee before the taking of the vote at the Special Meeting. Attendance at the Special Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Special Meeting. If you hold your shares through a broker, bank or other nominee in “street name,” you will need to contact them to revoke your proxy.

What constitutes a quorum?

A majority of the votes of the shares of Common Stock and Class A Stock issued and outstanding and entitled to vote on the record date, taken together as a single class, present in person or by proxy at the Special Meeting, will constitute a quorum for the transaction of business at the Special Meeting.

What vote is required to approve the proposal?

The affirmative vote of a majority of the votes cast in person or by proxy at the Special Meeting is required to approve the proposal to amend the 2000 Plan to expressly authorize the Option Exchange Program. Broker non-votes, if any, and abstentions will have no effect on the outcome of the vote. Broker non-votes occur when shares held by a shareholder in “street name” are not voted with respect to a proposal because the broker has not received voting instructions from the shareholder, and the broker lacks the discretionary voting power to vote the shares. Brokers holding shares in their name will not be permitted to vote on the proposal at the Special Meeting without instruction from the beneficial owner of the shares.

What is the Board’s recommendation?

The Board recommends that you vote FOR approval of the proposed amendment to the 2000 Plan to expressly authorize the Option Exchange Program.

PROPOSAL NO. 1:
AMENDMENT TO THE 2000 LONG-TERM INCENTIVE PLAN TO
EXPRESSLY AUTHORIZE THE OPTION EXCHANGE PROGRAM

After careful consideration, our board of directors determined, upon the recommendation of its Compensation Committee, that it is in the best interest of the Company and its shareholders to implement, and accordingly the board approved, the Option Exchange Program, subject to shareholder approval. To assure compliance with the rules of The Nasdaq National Market and to afford shareholders the opportunity to vote on this important matter, our board of directors determined to submit for shareholder approval an amendment to the 2000 Plan expressly authorizing the Option Exchange Program. The text of the proposed amendment is set forth as Appendix A to this proxy statement.

In order to implement the Option Exchange Program, shortly after the date of the mailing of this proxy statement, we will commence an offer to eligible employees whereby, upon the terms and subject to the conditions set forth in an Offer to Exchange and related materials to be filed with the Securities and Exchange Commission (such offer, upon such terms and conditions, being referred to as the “Offer to Exchange”), eligible employees will be offered a one-time opportunity to exchange their stock options granted under the 2000 Plan and the Company’s 1990 Long-Term Incentive Plan (together with the 2000 Plan, the “Stock Incentive Plans”) that have an exercise price of at least $18.00 per share for a lesser number of replacement options based on exchange ratios described below. Each replacement option will have an exercise price equal to the fair market value (as determined under the 2000 Plan) of the Common Stock on the replacement option grant date, which is expected to be the expiration date of the Offer to Exchange. The ratios of surrendered options to replacement options are 1.5-to-1, 2-to-1, and 3-to-1, depending upon the original exercise price of the surrendered options. Each replacement option will have a term equal to the greater of (1) the remaining term of the surrendered option it replaces and (2) six years from the date of grant of the replacement option. Each replacement option granted to an employee other than our executive vice president and senior vice presidents will ordinarily become vested and exercisable in equal annual installments on the first, second, third and fourth anniversaries of the grant date of the replacement option. Each replacement option granted to our executive vice president and senior vice presidents will vest with respect to all the shares underlying such option if both (i) the Company’s products have achieved gross sales of at least $100 million during any consecutive twelve-month period (either directly by the Company or through its licensees) and (2) the specific senior or executive vice president has remained employed by the Company for at least three years from the date of grant. For all replacement options, the recipient’s vesting and exercise rights will be contingent on the recipient’s continued employment through the applicable vesting dates and subject to the provisions of the 2000 Plan and the applicable option agreement. Consummation of the Offer to Exchange will be, and accordingly the exchange of options pursuant to the Option Exchange Program is, subject to shareholder approval of Proposal No. 1 and certain other conditions that will be set forth in the Offer to Exchange. Our non-executive directors and our president and chief executive officer will not be eligible to participate in the Option Exchange Program.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE 2000 PLAN TO EXPRESSLY AUTHORIZE THE OPTION EXCHANGE PROGRAM.

Option Exchange Program

Background

Stock options are generally intended to help align the interests of a company’s employees with the interests of the company’s shareholders. Accordingly, a key objective of the Stock Incentive Plans is to encourage ownership of the Company by personnel whose long-term employment and efforts are considered essential to the Company’s continued progress. The Compensation Committee of the board of directors, and the board, believe that the Stock Incentive Plans have proven to be effective tools that encourage stock option recipients to act in the shareholders’ interest by enabling the option recipients to have an economic stake in the Company’s success.

The price of our Common Stock has declined sharply since 2000. As of November 3, 2004, approximately 54% of the outstanding options granted under the Stock Incentive Plans had an exercise price above $18 per share. The per share exercise prices for the annual stock option grants for employees in the past four years have been $37.78 (in December 2000), $28.01 (in December 2001), $19.43 (in December 2002), and $13.00 (in December 2003). On November 3, 2004, the date as of which option values and exchange ratios were determined for purposes of the Option Exchange Program, the closing price per share of Common Stock on the Nasdaq National Market was $7.88. On November   , 2004, the closing price per share of Common Stock on the Nasdaq National Market was $     . The exercise prices noted above, as compared to current market values for the Common Stock, illustrate that a substantial number of the outstanding options granted pursuant to the Stock Incentive Plans no longer serve as effective incentives to retain and motivate employees. In today’s competitive market for top talent in the pharmaceutical and biotechnology industries, the Compensation Committee of the board of directors and the board believe that it is important for the future success of the Company, and thus for the enhancement of long-term shareholder value, to revitalize the incentive value of our stock option program as part of our overall compensation program to retain, motivate and reward employees.

In addition, although these “out of the money” options will, in all likelihood, not be exercised as long as the stock price for the Common Stock is lower than the applicable exercise price, they will remain on the Company’s books with the potential to dilute shareholders’ interests for up to 10 years from the grant date unless they are cancelled. The Option Exchange Program is designed to reduce the number of outstanding options. As of November 3, 2004, there were 12,758,297 shares of Common Stock underlying options outstanding under the Stock Incentive Plans and 9,253,339 shares available for future grant of awards under the 2000 Plan. Of the outstanding options as of November 3, 2004, options to purchase 4,847,581 shares of Common Stock will be eligible for exchange under the proposed Option Exchange Program. If 100% of eligible options were to be exchanged and grants of replacement options were made in accordance with the exchange ratios provided for in the Option Exchange Program, the number of shares of Common Stock underlying options outstanding would be reduced by approximately 2,271,216 shares. The actual net reduction in shares of Common Stock underlying options outstanding will depend on the level of participation in the Option Exchange Program. However, the shares underlying options which are surrendered pursuant to the Option Exchange Program will be returned to the 2000 Plan and will be available for future grants of options or other awards under the 2000 Plan.

The Compensation Committee of the board of directors and the board believe that, by realigning the exercise prices of employee options with current market values for the Common Stock, the Option Exchange Program, if approved by shareholders, will enable the 2000 Plan to again become an important tool to help motivate the Company’s employees to create shareholder value, and by renewing vesting requirements on the replacement options, should result in increased incentives for employees to remain with the Company and also reward employees for their continued dedication and loyalty. In addition, we believe that establishing the performance vesting criterion for replacement options granted to our executive vice president and senior vice presidents under the Option Exchange Program will serve as an important additional incentive to create shareholder value.

Details of the Option Exchange Program

Implementing the Option Exchange Program.  Upon the recommendation of the Compensation Committee of the board of directors, on November 15, 2004, the board approved an amendment to the 2000 Plan to expressly authorize the Option Exchange Program, subject to shareholder approval. The text of the amendment is set forth as Appendix A to this proxy statement. Shortly after the mailing of this proxy statement, the Company will commence, and will distribute to all eligible employees appropriate materials in order to consider and accept, the Offer to Exchange. Eligible employees will have until the close of business on the expiration date of the Offer to Exchange, which will be at least 20 business days after commencement of the Offer to Exchange (such expiration date, as it may be extended, the “Expiration Date”), to accept, and surrender eligible options in exchange for replacement options in accordance with the terms, conditions and procedures set forth in, the Offer to Exchange. The Offer to Exchange will not be consummated, and accordingly there will be no exchange of options under the Option Exchange Program and the Option Exchange Program will automatically terminate, if the amendment to the 2000 Plan to expressly authorize the Option Exchange Program does not receive the requisite affirmative vote of shareholders at the Special Meeting or any adjournment or postponement thereof. As of the Expiration Date, eligible options which have been properly surrendered pursuant to the Offer to Exchange will be cancelled and replacement options will be granted having an exercise price equal to the fair market value of the Common Stock as of the Expiration Date as determined under the 2000 Plan.

Voting in favor of this proposal at the Special Meeting does not constitute an election to participate in the Option Exchange Program.

Eligibility; Election to Participate.  The Option Exchange Program is open to Company regular employees who work at least 20 hours per week, other than our non-executive employee director and our president and chief executive officer. Non-employee directors, consultants, former employees and retirees will also not be eligible to participate in the Option Exchange Program. If on the Expiration Date, an optionee who was a Company regular employee on the date the Offer to Exchange is commenced is no longer a Company regular employee for any reason, including retirement, termination, voluntary resignation, layoff, death or disability, that optionee will not be eligible to participate in the Option Exchange Program. There are approximately 517 employees who currently are eligible to participate in the Option Exchange Program.

The Option Exchange Program will afford eligible employees the opportunity to make a one-time election to surrender options granted under the Stock Incentive Plans that have an exercise price per share of at least $18.00 and exchange them for replacement options granted under the 2000 Plan, in accordance with the exchange ratios set forth below and the other terms and conditions set forth in the Offer to Exchange. Participation in the Option Exchange Program is voluntary.

Exchange Ratios.  The exchange ratios under the Option Exchange Program (that is, how many current options an employee must surrender in order to receive one replacement option) were determined in a manner intended to provide for an exchange based approximately on fair values of options surrendered and replacement options granted, using Black-Scholes models, with aggregate values favorable to shareholders. The Black-Scholes valuation methodology, a widely recognized and accepted valuation model to determine the value of stock options, takes into account a number of variables, including current stock price, stock volatility, risk-free rate of return, and the remaining term of the options being valued. In determining the exchange ratios, the Compensation Committee and the board of directors considered the advice of Pearl Meyer & Partners, a nationally recognized compensation consulting firm, including advice with respect to option values and exchange ratios, and used information available as of the close of business on November 3, 2004 in determining the respective values and amounts of the variables utilized in the Black-Scholes model.

The following table summarizes information related to the options eligible for exchange in the Option Exchange Program:

Exercise Price of Eligible Options	Number of Shares Underlying Eligible Options as of November 3, 2004	Weighted Average Exercise Price of Eligible Options	Remaining Weighted Average Life of Eligible Options (Years)
$18.00 – $28.00	2,188,294	$21.28	7.46
$28.01 – $37.00	1,386,437	$28.78	6.97
$37.01 and up	1,272,850	$40.43	5.96
Total Number of Shares Underlying Options Eligible for Exchange	4,847,581	$28.46	6.93

Replacement option grants calculated according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. Options will not be issued for fractional shares. The exchange ratios are set forth below:

Exercise Price Range	Exchange Ratio (number of eligible options to be surrendered and cancelled for each replacement option)
$18.00 – $28.00	1.50
$28.01 – $37.00	2.00
$37.01 and up	3.00

Exercise Price of Replacement Options.  Each replacement option will be granted with an exercise price equal to the fair market value of the Common Stock on the date of grant of the replacement option (which will be the Expiration Date), as determined under the 2000 Plan.

Vesting and Term of Replacement Options.  Each replacement option will be completely unvested upon grant. Each replacement option granted to an employee other than our executive vice president and senior vice presidents will ordinarily become vested and exercisable with respect to one-fourth (1/4th) of the shares initially underlying such option on each of the first, second, third and fourth anniversaries of the grant date so that such replacement option will be fully vested and exercisable four years after it is granted. Each replacement option granted to our executive vice president and senior vice presidents will vest with respect to all the shares underlying such option if both (i) the Company’s products have achieved gross sales of at least $100 million during any consecutive twelve-month period (either directly by the Company or through its licensees) and (2) the specific senior or executive vice president has remained employed by the Company for at least three years from the date of grant. For all replacement options, the recipient’s vesting and exercise rights will be contingent upon the recipient’s continued employment through the applicable vesting date and subject to the other terms of the 2000 Plan and the applicable option award agreement. As is generally the case with respect to the option award agreements for options eligible for exchange pursuant to the Option Exchange Program, the option award agreements for replacement options will include provisions whereby the replacement options may become fully vested in connection with a “Change in Control” of the Company, as defined in the 2000 Plan.

The term of an option is the length of time during which it may be exercised. Under the Option Exchange Program, each replacement option will have a term equal to the greater of (1) the remaining term of the surrendered option it replaces and (2) six years from the date of grant of the replacement option. This is intended to ensure that the employees who participate in the Option Exchange Program will not derive any additional benefit from an extended option term unless the surrendered option has a remaining term of less than six years.

Other Terms and Conditions of Replacement Options.  The other terms and conditions of the replacement options will be set forth in an option agreement to be entered into as of the grant date of the replacement options, substantially in the form of the standard option agreement to be filed with the Securities and Exchange Commission along with the Offer to Exchange, and will be governed by the 2000 Plan. If options surrendered under the Option Exchange Program qualified as incentive stock options under U.S. tax laws, then the replacement options will also be incentive stock options to the fullest extent permitted under Section 422 of the Internal Revenue Code of 1986, as amended. Otherwise, replacement options will be non-qualified stock options. The shares of Common Stock for which the replacement options will be exercisable have already been registered under the Securities Act of 1933, as amended, as part of the Company’s registration statements for the 2000 Plan.

Accounting Treatment.  In connection with the Option Exchange Program, the Company intends to adopt, effective January 1, 2005, the fair value based method of accounting for stock-based employee compensation under the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), as modified by Statement of Financial Accounting Standards No. 148, Accounting for Stock Based Compensation — Transition and Disclosure (“SFAS No. 148”), using the modified prospective method. In accordance with SFAS Nos. 123/148, upon the grant of a replacement option pursuant to the Option Exchange Program, the Company will incur compensation cost that will be recognized over the vesting period of the replacement option. The compensation cost will equal the sum of (i) the unamortized fair value of the surrendered options on the date of the exchange and (ii) the incremental value of the replacement option measured as the difference between (a) the fair value of the replacement option on the date of the exchange and (b) the fair value of the surrendered options immediately prior to the exchange. Due to a number of factors, including but not limited to our inability to predict how many option holders will exchange their options, which options will be exchanged, the vesting date of any replacement option granted to our executive vice president and senior vice presidents, or what the future market price of our Common Stock will be on the date of the grant of the replacement option or thereafter, we cannot predict the precise compensation cost that will be recorded by the Company as a result of the Option Exchange Program. Assuming, solely as an example, that all eligible options are exchanged and replacement options are granted at an exercise price equal to the fair market value (as calculated in accordance with the 2000 Plan) of the Company’s Common Stock as of November 3, 2004 and that replacement options granted to our executive vice president and senior vice presidents will vest four years from the date of grant, under SFAS Nos. 123/148 the Company would incur compensation cost totaling approximately $13 million related to the Option Exchange Program, which would be recognized as expense over the vesting period of the replacement options. We would begin recognizing this compensation cost in the first quarter of 2005 in each of the categories of expense in the Company’s Statement of Operations.

The adoption of SFAS Nos. 123/148 using the modified prospective method does not require restatement of prior period data. The financial statement impact of SFAS No. 123 has been presented by the Company in footnote disclosures in prior filings on Forms 10-K and 10-Q with the Securities and Exchange Commission. In addition, the Financial Accounting Standards Boards (“FASB”) has proposed to modify SFAS No. 123, and issuance of the final standard is expected by the end of 2004. Therefore, the Company may be required to adopt the FASB modification of SFAS No. 123 effective January 1, 2005 which could change the Company’s compensation cost of the Option Exchange Program calculated as described above.

U.S. Federal Income Tax Consequences.  The exchange of options pursuant to the Option Exchange Program should be treated as a non-taxable exchange and the Company and the Company’s shareholders and employees should recognize no income for U.S. federal income tax purposes upon the surrender of eligible options and the grant of replacement options. Due to certain limitations on the extent to which options which become exercisable in a given calendar year may be treated as incentive stock options, certain incentive stock options that are surrendered in the Option Exchange Program may be replaced with non-qualified stock options. To the extent that this occurs, the Company may be entitled to a tax deduction upon the exercise of the non-qualified stock options issued as replacement options which would not have been available to it to the extent the replacement option was an incentive stock option. Additional tax information with respect to the replacement options will be provided to optionees in the

Offer to Exchange and, with respect to options granted under the 2000 Plan, is provided in the summary plan description below. This information is a brief summary only and reference is made to the Internal Revenue Code of 1986, as amended, and the regulations and interpretations issued thereunder, for a complete statement of all relevant federal tax consequences.

Participation in the Option Exchange Program

Because the decision whether to participate in the Option Exchange Program is completely voluntary, we cannot predict which employees, if any, will participate, how many options any particular group of employees will elect to exchange, nor the number of replacement options that may be granted. As noted above, our non-executive directors, our president and chief executive officer, and non-employee service providers are not eligible to participate in the Option Exchange Program. Executive officers who are eligible to participate hold collectively as a group 2,085,000 options which, if exchanged in full, would entitle them to 1,063,500 replacement options. Of the outstanding options held by eligible employees as of November 3, 2004, the maximum number of shares of Common Stock underlying options which could be exchanged is 4,847,581 and the maximum number of shares of Common Stock underlying the replacement options which could be issued in accordance with the exchange ratios described above under “Option Exchange Program—Details of the Option Exchange Program—Exchange Ratios,” would be 2,576,365.

Effect on Shareholders

To enhance long-term shareholder value we must implement and maintain competitive employee compensation, incentive and retention programs. Stock options continue to be an important component of these programs. The terms of the Option Exchange Program are intended to strike a balance between shareholder and employee interests. Using the Black-Scholes model to calculate the value of the options that could be surrendered and the expected value of the replacement options, the exchange ratios for the exchange of currently outstanding options for replacement options were established so that, on an aggregate basis, the value of the surrendered options is expected to be greater than the value of the replacement options. The board of directors believes that the Option Exchange Program should, on balance, be beneficial to shareholders because, if the Offer to Exchange is accepted with respect to a significant number of currently outstanding options, the value of our stock option program as a means of rewarding, retaining and motivating our employees will be substantially revitalized which, in turn, should result in increased shareholder value.

In addition, to the extent option holders accept the Offer to Exchange, there will be fewer shares of Common Stock subject to outstanding options held by such participants, and the potential dilution to shareholders will be reduced. However, the shares underlying options originally granted under the Stock Incentive Plans which are surrendered pursuant to the Option Exchange Program will be returned to the 2000 Plan and will be available for future grants of options and other awards under the 2000 Plan. In addition, while our non-executive directors and our president and chief executive officer are not eligible to participate in the Option Exchange Program, these individuals and many employees eligible to participate in the Option Exchange Program are expected to receive year-end stock option grants.

Notwithstanding the view of the Compensation Committee and the board of directors that the Option Exchange Program should, on balance, be beneficial to shareholders, we cannot predict the precise economic impact the Option Exchange Program will have on shareholders because we cannot predict how many option holders will exchange their options, which options will be exchanged, what the future market price of the Common Stock will be on the date of the grant of replacement options or thereafter or the precise compensation cost that will be recorded by the Company as a result of the Option Exchange Program. If all options eligible for exchange are exchanged under the Option Exchange Program, a total of 2,576,365 replacement options will be issued. Assuming, solely as an example, that all eligible options are exchanged and replacement options are granted at an exercise price equal to the fair market value (as calculated in accordance with the 2000 Plan) of the Company’s Common Stock as of November 3, 2004 and that replacement options granted to our executive vice president and senior vice presidents will vest four years from the date of grant, under SFAS Nos. 123/148 the Company would incur compensation cost totaling approximately $13 million relating to the Option Exchange Program, which would be recognized as expense over the vesting period of the replacement options. We would begin recognizing this compensation cost in the first quarter of 2005 in each of the categories of expense in the Company’s Statement of Operations.

The 2000 Long-Term Incentive Plan

Description of the Material Terms of the 2000 Plan

General.  The Company adopted the 2000 Plan effective June 9, 2000 and the 2000 Plan has been subsequently amended to increase the total number of shares of Common Stock available for issuance under the plan to an aggregate of (i) 18,500,000 plus (ii) shares previously reserved for issuance under the Company’s 1990 Long-Term Incentive Plan but which remained unissued as of June 14, 2002 and any shares of Common Stock underlying awards granted under such plan which are forfeited, expire or cancelled without delivery of shares of Common Stock. In addition, the 2000 Plan was amended to adjust the date of award of the automatic grants of options made to non-employee directors.

As of November 3, 2004, 9,253,339 shares remained available for issuance under the 2000 Plan and 9,390,229 of shares were subject to outstanding awards (including options eligible to participate in the Option Exchange Program). The 2000 Plan is scheduled to remain in effect until the close of business on April 24, 2010, unless earlier terminated by the board of directors. Awards granted under the 2000 Plan (including awards that are issued under the Option Exchange Program) may remain in effect following the expiration of the term of the plan in accordance with the award terms. Currently, all regular employees and directors are eligible to receive grants under the 2000 Plan.

Administration.  The 2000 Plan is administered by the Compensation Committee of the Board of Directors. Each member of the Compensation Committee is a “non-employee director” (within the meaning of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended) and an “outside director” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended). In general, awards granted under the 2000 Plan become exercisable or otherwise vest at the times and upon the conditions that the Compensation Committee may determine, as reflected in the applicable award agreement. The Compensation Committee has the authority to accelerate the vesting and/or exercisability of any outstanding award at such times and under such circumstances as it, in its sole discretion, deems appropriate (for instance, upon a “Change in Control” of the Company, as defined in the 2000 Plan). Awards under the 2000 Plan (other than annual grants to non-employee directors described under “Non-employee Director Awards” below) are generally made in the discretion of the Compensation Committee. Consequently, except as described in the New Plan Benefits table set forth below (which contains information regarding replacement options that are anticipated to be awarded in connection with the Option Exchange Program), the recipients and size of future awards under the 2000 Plan are not presently determinable.

Types of Awards.  There are generally four types of awards that may be granted under the 2000 Plan: Stock options (including both incentive stock options (referred to as ISOs) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended and nonqualified stock options (referred to as NQSOs), which are options that do not qualify as ISOs), Restricted Stock, Phantom Stock, and Stock Bonus awards. In addition, the Compensation Committee in its discretion may make other awards valued in whole or in part by reference to, or otherwise based on, Common Stock.

Adjustment of Shares; Certain Restrictions.  All of the shares reserved for issuance under the 2000 Plan are generally subject to equitable adjustment upon the occurrence of any stock dividend or other distribution, recapitalization, stock split, reorganization, merger, consolidation, combination, repurchase or share exchange, or other similar corporate transaction or event. The maximum number of shares of Common Stock that may be the subject of awards to a participant in any year is 1,000,000, except that such number is 1,500,000 with respect to an employee’s initial year of employment with the Company.

Stock Options.  Options entitle the holder to purchase shares of Common Stock during a specified period at a purchase price specified by the Compensation Committee (but in the case of an ISO, at a price not less than 100% of the fair market value of the Common Stock on the day the ISO is granted). Each option granted under the 2000 Plan may be exercisable for a maximum period of 10 years from the date of grant. Options may be exercised, in whole or in part, by the payment of cash of the full option price of the shares purchased, by tendering shares of Common Stock with a fair market value equal to the option price of the shares purchased, or by other methods in the discretion of the Compensation Committee. The 2000 Plan provides that, unless otherwise determined by the Compensation Committee, an option shall vest with respect to 20% of the option on the first anniversary of the date of grant and with respect to an additional 20% on each of the next four anniversaries thereof. In 2001, the Compensation Committee determined that, beginning in 2001, options granted under the 2000 Plan would vest ratably over four years, with 25% of the option vesting on each of the first four anniversaries of the date of grant. Options which are granted pursuant to the Option Exchange Program, other than options granted to our executive vice president and senior vice presidents, shall also vest ratably over a four year period, with 25% of the option vesting on each of the first four anniversaries of the date of grant. Each replacement option granted to our executive vice president and senior vice presidents will vest with respect to all the shares underlying such option if both (i) the Company’s products have achieved gross sales of at least $100 million during any consecutive twelve-month period (either directly by the Company or through its licensees) and (2) the specific senior or executive vice president has remained employed by the Company for at least three years from the date of grant. Options that are exercisable as of the date of a participant’s termination of service with the Company may be exercised after such date for the period set forth in the option agreement or as otherwise determined by the Compensation Committee. In the event of the death of a participant, any unexercised options held by such participant are exercisable in accordance with their terms by the participant’s heirs or personal representatives. Options held by a participant upon termination from the Company’s service for cause immediately expire (whether or not then exercisable). The Compensation Committee may provide that a participant who delivers shares of Common Stock to exercise an option will automatically be granted new options for the number of shares delivered to exercise the option (referred to as Reload Options). Reload Options will be subject to the same terms and conditions as the related option (except that the exercise price generally will be the fair market value of the Common Stock on the date the Reload Option is granted). Options with reload rights that are surrendered in the Option Exchange Program will be replaced with options which also have such reload rights.

Restricted Stock.  Restricted Stock awards under the 2000 Plan consist of a grant of shares of restricted Common Stock. The Compensation Committee may determine the price, if any, to be paid by a participant for each share of Restricted Stock subject to an award. A holder of Restricted Stock may vote and, if the participant remains in the service of the Company throughout the “Restricted Period” as defined in the 2000 Plan, he or she may generally receive all dividends on all such shares. However, such holder may not transfer such shares during the Restricted Period. If for any reason during the Restricted Period a holder of Restricted Stock ceases to be in the service of the Company, the holder may (and if the termination is on account of cause, shall) be required to transfer to the Company such Restricted Stock together with any dividends paid thereon. Consistent with Section 162(m) of the Internal Revenue Code, the 2000 Plan provides that (i) restrictions on Restricted Stock may, in the sole discretion of the Compensation Committee, lapse upon the achievement of certain pre-established performance goals and (ii) the maximum number of such performance-based Restricted Stock awards that may be granted to an employee in any year is 200,000.

Performance Criteria.  The 2000 Plan provides that performance goals will be based on one or more of the following criteria: (1) return on total shareholder equity; (2) earnings per share of Common Stock; (3) net income (before or after taxes); (4) earnings before interest, taxes, depreciation and amortization; (5) revenues; (6) return on assets; (7) market share; (8) cost reduction goals; (9) any combination of, or a specified increase in, any of the foregoing; (10) the achievement of certain target levels of discovery and/or development of products, including without limitation, the regulatory approval of new products; (11) the achievement of certain target levels of sales of new products or licensing in or out of new drugs; (12) the formation of joint ventures, research or development collaborations, or the completion of other corporate transactions; and (13) such other criteria as the shareholders of the Company may approve. In addition, such performance goals may be based upon the attainment of specified levels of Company performance under one or more of the measures described above relative to the performance of other corporations. To the extent permitted under Section 162(m) of the Internal Revenue Code of 1986, as amended (including, without limitation, compliance with any requirements for shareholder approval), the Compensation Committee may designate additional business criteria on which the performance goals may be based or adjust, modify, or amend the aforementioned business criteria.

Phantom Stock.  A Phantom Stock award is an award of the right to receive cash or Common Stock at a future date, subject to such restrictions, if any, as the Compensation Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances (including without limitation a specified period of employment or the satisfaction of the performance goals described above), in such installments, or otherwise, as the Compensation Committee may determine. The grant of a Phantom Stock award payable solely in cash shall not reduce the number of shares of Common Stock with respect to which awards may be granted under the 2000 Plan.

Stock Bonus.  If the Compensation Committee grants a Stock Bonus award, a certificate for the shares of Common Stock constituting such Stock Bonus is issued in the name of the participant to whom such grant was made.

Non-employee Director Awards.  On the first business day after January 1 of each calendar year, each then serving non-employee director of the Company is granted a NQSO to purchase 15,000 shares of Common Stock at the fair market value of such shares at the time of grant; such NQSOs become exercisable as to 33-1/3% of the shares covered thereby on each of the first, second, and third anniversaries of the date of grant, and expire (if not earlier terminated) on the tenth anniversary of the date of grant. In addition, a non-employee director may receive such other awards as are approved by a majority of the Board.

Other Information.  The 2000 Plan may be amended by the Board of Directors, subject to shareholder approval where necessary to satisfy certain legal and regulatory requirements. The closing price of the Common Stock on November 3, 2004 as quoted by the Nasdaq National Market was $7.88.

Certain Federal Income Tax Consequences

Set forth below is a discussion of certain federal income tax consequences with respect to Options that may be granted pursuant to the 2000 Plan. The following discussion is a brief summary only, and reference is made to the Internal Revenue Code of 1986, as amended and the regulations and interpretations issued thereunder for a complete statement of all relevant federal tax consequences. This summary is not intended to be exhaustive and does not describe state, local, or foreign tax consequences of participation in the 2000 Plan or in the Option Exchange Program.

Incentive Stock Options.  In general, no taxable income is realized by a participant upon the grant of an ISO. If shares of Common Stock are issued to a participant (“Option Shares”) pursuant to the exercise of an ISO granted under the 2000 Plan and the participant does not dispose of the Option Shares within the two-year period after the date of grant or within one year after the receipt of such Option Shares by the participant (a “disqualifying disposition”), then, generally (i) the participant will not realize ordinary income upon exercise and (ii) upon sale of such Option Shares, any amount realized in excess of the exercise price paid for the Option Shares will be taxed to such participant as capital gain (or loss). The amount by which the fair market value of the Common Stock on the exercise date of an ISO exceeds the purchase price generally will constitute an item which increases the participant’s “alternative minimum taxable income.” If Option Shares acquired upon the exercise of an ISO are disposed of in a disqualifying disposition, the participant generally would include in ordinary income in the year of disposition an amount equal to the excess of the fair market value of the Option Shares at the time of exercise (or, if less, the amount realized on the disposition of the Option Shares), over the exercise price paid for the Option Shares. Subject to certain exceptions, an ISO generally will not be treated as an ISO if it is exercised more than three months following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, such option will be treated for tax purposes as an NQSO as discussed below.

Nonqualified Stock Options.  In general, no taxable income is realized by a participant upon the grant of an NQSO. Upon exercise of an NQSO, the participant generally would include in ordinary income at the time of exercise an amount equal to the excess, if any, of the fair market value of the Option Shares at the time of exercise over the exercise price paid for the Option Shares. In the event of a subsequent sale of Option Shares received upon the exercise of an NQSO, any appreciation or depreciation after the date on which taxable income is realized by the participant in respect of the option exercise will be taxed as capital gain in an amount equal to the excess of the sale proceeds for the Option Shares over the participant’s basis in such Option Shares. The participant’s basis in the Option Shares will generally equal the amount paid for the Option Shares plus the amount included in ordinary income by the participant upon exercise of the NQSO described in the immediately preceding paragraph.

New Plan Benefits

The following table sets forth information regarding the benefits with respect to the options which certain participants and classes of participants in the 2000 Plan are expected to receive under the 2000 Plan pursuant to their participation in the Option Exchange Program. As noted above, awards under the 2000 Plan are made at the discretion of the Compensation Committee and thus are not generally determinable in advance.

Name and Position	Number of Shares Subject to Replacement Options Expected to Be Granted Pursuant to Option Exchange Program (1)
Leonard S. Schleifer, M.D., Ph.D. President and Chief Executive Officer	Not Eligible to Participate in Option Exchange Program
George D. Yancopoulos, M.D., Ph.D. Executive Vice President, Chief Scientific Officer and President, Regeneron Research Laboratories	701,000

Murray A. Goldberg Senior Vice President, Finance & Administration, Chief Financial Officer, Treasurer and Assistant Secretary	78,333
Randall G. Rupp, Ph.D. Senior Vice President, Manufacturing and Process Sciences	58,333
Neil Stahl, Ph.D. Senior Vice President, Preclinical Development and Biomolecular Science	133,334
Executive Group (7 persons)	1,063,500 (6 persons eligible to participate)
Non-Executive Director Group	Not Eligible to Participate in Option Exchange Program
Non-Executive Officer Employee Group (511 persons)	1,512,864

(1)	Assumes all eligible employees participate in the Option Exchange Program with respect to all of their eligible options. The aggregate number of options that will be required to be surrendered in order for the above-noted groups to receive the number of replacement options pursuant to the Option Exchange Program as set forth in the table are as follows: Executive Group—2,085,000; Non-Executive Officer Employee Group—2,762,581.

As the table above indicates, Leonard S. Schleifer, M.D., Ph.D., our president and chief executive officer, and our non-executive directors, are not eligible to participate in the Option Exchange Program. However, these individuals and the other executive officers named in that table are expected to receive new annual grants of options in December 2004 or January 2005.

Options Previously Received Under the 2000 Plan

The following table sets forth information regarding options that have been granted to the participants and classes of participants set forth in the table pursuant to the 2000 Plan:

Name and Position	Number of Shares Subject to Options Previously Granted Pursuant to the 2000 Plan
Leonard S. Schleifer, M.D., Ph.D. President and Chief Executive Officer	950,000
George D. Yancopoulos, M.D., Ph.D. Executive Vice President, Chief Scientific Officer and President, Regeneron Research Laboratories	1,337,000
Murray A. Goldberg Senior Vice President, Finance & Administration, Chief Financial Officer, Treasurer and Assistant Secretary	225,000
Randall G. Rupp, Ph.D. Senior Vice President, Manufacturing and Process Sciences	160,000

Neil Stahl, Ph.D. Senior Vice President, Preclinical Development and Biomolecular Science	350,000
All Current Executive Officers as a Group	3,317,000
All Current Directors who are not Executive Officers as a Group	1,617,500
Each Associate of any Director or Executive Officer	100,000
Each Person who has Received 5% or more of the Options Issued Under the 2000 Plan	3,474,500
All Employees (including Non-Executive Officers) as a Group	4,455,729

Equity Compensation Plan Information

The following table shows information with respect to securities authorized for issuance under the equity compensation plans maintained by the Company as of December 31, 2003.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity Compensation plans approved by security holders (1)	13,113,299 shares of Common Stock	$20.38	1,653,642 shares of Common Stock (3)
Equity compensation plans not approved by security holders (2)	0	$ 0.00	44,246 shares of Class A Stock
Total	13,113,299 shares of Common Stock	$20.38	1,697,888 shares of Common Stock and Class A Stock

(1)	The equity compensation plans approved by the security holders are the 2000 Plan and the Company’s 1990 Long-Term Incentive Plan.

(2)	The equity compensation plan not approved by the security holders is the Executive Stock Purchase Plan which is described in note 12(b) to the Company’s audited financial statements for the year ended December 31, 2003.

(3)	There is no restriction on the number of shares that may be issued under the 2000 Plan in the form of Restricted Stock.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AS OF NOVEMBER 3, 2004

Set forth below is the name, address, and stock ownership of each person or group of persons known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock and Class A Stock as of November 3, 2004.

Name and Address of Beneficial Owner	Number of Shares of Class A Stock Beneficially Owned (1)		Number of Shares of Common Stock Beneficially Owned (1)		Percentage of Common Stock and Class A Stock Beneficially Owned (2)
Leonard S. Schleifer, M.D., Ph.D. c/o Regeneron, Inc. 777 Old Saw Mill River Road Tarrytown, NY 10591	1,769,340	(3)	1,138,877	(4)	5.1%
Novartis Pharma AG Lichstrasse 35 CH-4002 Basel, Switzerland	0		7,527,050	(5)	13.5%
FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	0		6,381,228	(6)	11.4%
Kedge Capital Funds Limited, Special Situations 1 Fund Lord Coutanche House 66-68 Esplanade St. Helier Jersey (channel Islands JE4 5YQ	0		4,000,000	(7)	7.2%
Amgen Inc. One Amgen Center Drive Thousand Oaks, California 91320	0		3,181,309	(8)	5.7%
Aventis Pharmaceuticals Inc. 300 Somerset Corporate Boulevard Bridgewater, New Jersey 08807	0		2,799,552	(9)	5.0%

(1)	We calculated beneficial ownership in accordance with the rules of the Security and Exchange Commission. The calculation includes shares subject to options held by the person or entity in question that are exercisable currently or with in sixty days of November 3, 2004.

(2)	To calculate percentage, number of shares outstanding includes 55,741,696 shares of Common Stock outstanding as of November 3, 2004, plus any shares subject to options held by the person or entity in question that are currently exercisable or exercisable within sixty days after November 3, 2004.

(3)	Includes 58,550 shares of Class A Stock held directly by, or in trust for the benefit of, Dr. Schleifer’s two sons, of which Dr. Schleifer disclaims beneficial ownership. Excludes 6,500 shares of Class A Stock held by the Schleifer Family Foundation, a charitable foundation, of which Dr. Schleifer disclaims beneficial ownership.

(4)	Includes 1,025,380 shares of Common Stock purchasable upon the exercise of options granted pursuant to the Stock Incentive Plans which are exercisable or become so within sixty days from November 3, 2004 and 2,293 shares of Common Stock held in an account under the Company’s 401(k) Savings Plan. Includes 1,800 shares of Common Stock held directly by, or in trust for the benefit of, Dr. Schleifer’s two sons, of which Dr. Schleifer disclaims beneficial ownership. Excludes

10,000 shares of Common Stock held by the Schleifer Family Foundation, a charitable foundation, of which Dr. Schleifer disclaims beneficial ownership.

(5)	Based on Schedule 13G filed by Novartis Pharma AG with the Securities and Exchange Commission on April 8, 2003.

(6)	Based on Schedule 13G/A filed by FMR Corp. with the Securities and Exchange Commission on February 14, 2004.

(7)	Based on Schedule 13G/A filed by Kedge Capital Funds Limited Special Situations 1 Fund with the Securities and Exchange Commission on February 13, 2004.

(8)	Based on Schedule 13G/A filed by Amgen Inc. with the Securities and Exchange Commission on May 5, 2004.

(9)	Based on Schedule 13G filed by Aventis Pharmaceuticals Inc. with the Securities and Exchange Commission on September 12, 2003.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of November 3, 2004, the number of shares of Common Stock and Class A Stock beneficially owned by each of our directors, each of our named executive officers, who include our Chief Executive Officer, Leonard S. Schleifer, and the four most highly compensated executive officers other than our Chief Executive Officer, and all directors and executive officers as a group, and the percentage that such shares represent of the total combined number of shares of outstanding Common Stock and Class A Stock, based upon information obtained from such persons.

Management and Directors Stock Ownership Table as of November 3, 2004

Name and Address of Beneficial Owner (1)	Number of Shares of Class A Stock Beneficially Owned (2, 3)		Number of Shares of Common Stock Beneficially Owned (2, 3)		Percentage of Common Stock and Class A Stock Beneficially Owned (4)
Leonard S. Schleifer, M.D., Ph.D.	1,769,340	(5)	1,138,877	(10)	5.1%
P. Roy Vagelos, M.D.	0		2,499,509	(11)	4.4%
Charles A. Baker	62,384	(6)	110,590	(12)	*
Michael S. Brown, M.D.	58,049	(7)	148,258	(13)	*
Alfred G. Gilman, M.D., Ph.D.	76,237		168,975	(14)	*
Joseph L. Goldstein, M.D.	52,000		135,000	(15)	*
Arthur F. Ryan	0		13,334	(15)	*
Eric M. Shooter, Ph.D.	79,911	(8)	100,000	(15)	*
George L. Sing	0		172,772	(16)	*
George D. Yancopoulos, M.D., Ph.D.	42,750	(9)	1,319,084	(17)	2.4%
Murray A. Goldberg	0		276,108	(18)	*
Randall G. Rupp, Ph.D.	0		215,391	(19)	*
Neil Stahl, Ph.D.	0		355,482	(20)	*
All Directors and Executive Officers as a Group (15 persons)	2,140,671		6,900,692		14.7%

*	Represents less than 1%
(1)	Unless otherwise stated, the address for each beneficial owner is c/o Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, NY 10591.
(2)	We calculated beneficial ownership in accordance with the rules of the Securities and Exchange Commission. The inclusion herein of any Class A Stock or Common Stock, as the case may be, deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, each person listed has sole voting and investment power with respect to the shares listed.
(3)	Number of shares includes number of options held by the person or entity in question that are currently exercisable or excisable within 60 days after November 3, 2004.
(4)	To calculate percentage, number of shares outstanding includes 55,741,696 shares outstanding as of November 3, 2004 plus any shares subject to options held by the person or entity in question that are currently exercisable or exercisable within sixty days after November 3, 2004.
(5)	Includes 58,550 shares of Class A Stock held directly by, or in trust for the benefit of, Dr. Schleifer’s two sons, of which Dr. Schleifer disclaims beneficial ownership. Excludes 6,500 shares of Class A Stock held by the Schleifer Family Foundation, a charitable foundation, of which Dr. Schleifer disclaims beneficial ownership.
(6)	All shares of Class A Stock are held by a limited partnership.
(7)	Includes 2,700 shares of Class A stock held in trust for the benefit of Dr. Brown’s daughter.

(8)	All shares of Class A Stock are held in trust for the benefit of Dr. Shooter’s children (the Shooter Family Trust).
(9)	Includes 19,383 shares of Class A Stock held in trust for the benefit of Dr. Yancopoulos’s children and excludes 205 shares held by Dr. Yancopoulos’s wife. Dr. Yancopoulos disclaims beneficial ownership of all such shares.
(10)	Includes 1,025,380 shares of Common Stock purchasable upon the exercise of options granted pursuant to the Stock Incentive Plans which are exercisable or become so within sixty days from November 3, 2004 and 2,293 shares of Common Stock held in an account under the Company’s 401(k) Savings Plan. Includes 1,800 shares of Common Stock held directly by, or in trust for the benefit of, Dr. Schleifer’s two sons, of which Dr. Schleifer disclaims beneficial ownership. Excludes 10,000 shares of Common Stock held by the Schleifer Family Foundation, a charitable foundation, of which Dr. Schleifer disclaims beneficial ownership.
(11)	Includes 1,514,999 shares of Common Stock purchasable upon exercise of options granted pursuant to the Stock Incentive Plans which are exercisable or become so within sixty days from November 3, 2004 and 851 shares of Common Stock held in an account under the Company’s 401(k) Savings Plan. Includes 527,322 shares of Common Stock held in a charitable trust and 456,337 shares of Common Stock held in three separate grantor trusts. Excludes 203,199 shares of Common Stock held by the Marianthi Foundation, and 161,443 shares of Common Stock held by the Pindaros Foundation, both charitable foundations, of which Dr. Vagelos disclaims beneficial ownership.
(12)	Includes 110,000 shares of Common Stock purchasable upon exercise of options granted pursuant to the Stock Incentive Plans which are exercisable or become so within sixty days from November 3, 2004.
(13)	Includes 143,000 shares of Common Stock purchasable upon exercise of options granted pursuant to the Stock Incentive Plans which are exercisable or become so within sixty days from November 3, 2004.
(14)	Includes 145,000 shares of Common Stock purchasable upon exercise of options granted pursuant to the Stock Incentive Plans which are exercisable or become so within sixty days from November 3, 2004.
(15)	All shares of Common Stock beneficially owned represent shares of Common Stock purchasable upon the exercise of options granted pursuant to the Stock Incentive Plans which are exercisable or become so within sixty days from November 3, 2004.
(16)	Includes 100,000 shares of Common Stock purchasable upon exercise of options granted pursuant to the Stock Incentive Plans which are exercisable or become so within sixty days from November 3, 2004.
(17)	Includes 1,255,200 shares of Common Stock purchasable upon exercise of options granted pursuant to the Stock Incentive Plans which are exercisable or become so within sixty days from November 3, 2004 and 2,266 shares of Common Stock held in an account under the Company’s 401(k) Savings Plan.
(18)	Includes 246,781 shares of Common Stock purchasable upon exercise of options granted pursuant to the Stock Incentive Plans which are exercisable or become so within sixty days from November 3, 2004 and 2,293 shares of Common Stock held in an account under the Company’s 401(k) Savings Plan.
(19)	Includes 204,000 shares of Common Stock purchasable upon exercise of options granted pursuant to the Stock Incentive Plans which are exercisable or become so within sixty days from November 3, 2004 and 2,248 shares of Common Stock held in an account under the Company’s 401(k) Savings Plan.
(20)	Includes 340,000 shares of Common Stock purchasable upon exercise of options granted pursuant to the Stock Incentive Plans which are exercisable or become so within sixty days from November 3, 2004 and 2,211 shares of Common Stock held in an account under the Company’s 401(k) Savings Plan.

OTHER MATTERS

When are shareholder proposals due for the 2005 Annual Meeting of Shareholders?

Pursuant to the rules of the Securities and Exchange Commission, a shareholder wishing to present a proposal at the 2005 Annual Meeting of Shareholders must submit the proposal in writing and be received by the Company at its principal executive offices at 777 Old Saw Mill River Road, Tarrytown, New York 10591 by January 6, 2005 in order for such proposal to be considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting.

Under our By-Laws, proposals of shareholders intended to be submitted for a formal vote (other than proposals to be included in our proxy statement) at the annual meeting of shareholders to be held in 2005 may be made only by a shareholder of record who has given notice of the proposal to the Secretary of the Company at our principal executive offices no earlier than 90 days and no later than 60 days prior to the meeting; provided that if less than 70 days notice or public disclosure of the date of the annual meeting is given or made to shareholders, notice by the shareholder in order to be timely must be received not less than the close of business on the tenth (10th) day following the day on which such notice of the annual meeting was first mailed or such public disclosure of the annual meeting was made, whichever first occurs. The notice must contain certain information as specified in our By-Laws. Assuming our 2005 Annual Meeting will be held on June 10, 2005 in accordance with the Company’s past practice, notice of such proposals would need to be given no earlier than March 12, 2005 and no later than April 11, 2005. Any proposal received outside of such dates will not be considered “timely” under the federal proxy rules for purposes of determining whether we may use discretionary authority to vote on such proposal.

What happens if multiple shareholders share an address?

Applicable rules permit brokerage firms and the Company to send one Notice of Special Meeting and proxy statement to multiple shareholders who share the same address under certain circumstances. This practice is known as “householding.” We believe that householding will provide greater convenience for our shareholders, as well as cost savings for us by reducing the number of duplicate documents that are sent to your home. Consequently, we have implemented the practice of householding for shares held in “street name” and intend to deliver only one Notice of Special Meeting and proxy statement to multiple shareholders sharing the same address. If you wish to receive a separate proxy statement for the Special Meeting, you may find these materials at our internet website (www.regeneron.com) or you may stop householding for your account and receive separate printed copies of these materials by contacting our Investor Relations Department, at Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, New York 10591, or by calling us at 914-345-7741 and these materials will be promptly delivered to you. If you hold shares registered in your name (sometimes called a shareholder of record), you can elect householding for your account by contacting us in the same manner described above or marking the “YES” box on the enclosed proxy card under the “Householding Election” heading. Please note that for shareholders of record, if you do not mark the “NO” box on the enclosed proxy card under the “Householding Election” heading, you will be deemed to have consented, and householding will start for your account within 60 days after the mailing of this proxy statement. Any shareholder may stop householding for your account by contacting our Investor Relations Department at the address and/or phone number included above. If you revoke your consent, you will be removed from the householding program within 30 days of receipt of your revocation and each shareholder at your address will receive individual copies of our disclosure documents.

Are there any other matters to be addressed at the Special Meeting?

We know of no matters, other than the proposal to amend the 2000 Plan to expressly authorize the Option Exchange Program, that may be properly presented at the Special Meeting. If any other matter is properly presented at the Special Meeting upon which a vote may properly be taken, shares represented by duly executed and timely returned proxy cards will be voted on any such matter in accordance with the judgment of the named proxies.

Who will pay the costs related to this proxy statement and the Special Meeting?

The solicitation of proxies is being made on behalf of the Company and we will be responsible for paying for all expenses to prepare, print and mail the proxy materials to shareholders. We have engaged        to assist in soliciting proxies for a fee of approximately        plus reimbursable out-of-pocket expenses. In addition to the solicitation by use of the mails, our officers, directors, and employees may solicit the return of proxies by telephone, telegram, or personal interviews. In accordance with the regulations of the Securities and Exchange Commission, we will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries to send proxies and proxy materials to their principals and will reimburse them for their reasonable expenses in so doing.

Appendix A

AMENDMENT NO. 4
TO THE
REGENERON PHARMACEUTICALS, INC.
2000 LONG-TERM INCENTIVE PLAN

WHEREAS, the Regeneron Pharmaceuticals, Inc. 2000 Long-Term Incentive Plan (the “Plan”) was adopted by Regeneron Pharmaceuticals, Inc. (the “Company”) on April 24, 2000 and became effective as of such date pursuant to the approval of the Company’s shareholders; and

WHEREAS, pursuant to Section 19 of the Plan, the Board of Directors of the Company (the “Board”) is authorized to amend the Plan; and

WHEREAS, after considering the recommendation of the Compensation Committee and such other factors as the Board deemed relevant, the Board has determined that an option exchange program upon substantially the terms and conditions described in the preliminary proxy statement to be filed with the Securities and Exchange Commission (such program, with such changes to such terms and conditions as the authorized officers of the Company determine to be necessary or appropriate, as conclusively evidenced by the terms and conditions of such program described in the definitive proxy statement, including any amendment or supplement thereto, to be distributed to the Company’s shareholders in connection with the Special Meeting of Shareholders referred to below, being referred to hereinafter as the “Option Exchange Program”) in connection with a proposed special meeting of the Company’s shareholders to be convened to vote on the amendment to the Plan set forth below (the “Special Meeting of Shareholders”) is in the best interests of the Company and its shareholders; and

WHEREAS, the Board has determined that it is appropriate to amend the Plan in the manner set forth in paragraph 1 below (the “Amendment”).

NOW THEREFORE, the Plan is hereby amended as set forth immediately below, subject, however, to the approval of this Amendment by the Company’s shareholders at the Special Meeting of Shareholders, or any postponement or adjournment thereof, and provided that if this Amendment is not so approved by the Company’s shareholders, this Amendment shall be void ab initio.

1.	The Plan is hereby amended to expressly authorize the Option Exchange Program.

2.	The Plan is hereby ratified and confirmed in all other respects.

IN WITNESS WHEREOF, this Amendment No. 4 has been duly executed by an authorized officer of the Company as of the 15th day of November, 2004.

REGENERON PHARMACEUTICALS, INC.

Name: Stuart Kolinski
Title: Vice President & General Counsel

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